UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________________________

Date of Report

June 15, 2012

(Date of earliest event reported)

ERBA Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida		33127
(Address of principal executive offices)		(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2012 (the “Effective Date”), ERBA Diagnostics, Inc. (f/k/a IVAX Diagnostics, Inc., the “Company”) entered into a use of name license (the “License Agreement”) with ERBA Diagnostics Mannheim GmbH (“ERBA”) granting the Company a royalty-free, non-exclusive license to use the name “ERBA” (the “Name”) for an annual fee of one dollar ($1).

The License Agreement commences on the Effective Date and will be terminated upon the earlier of (a) the transfer by ERBA to the Company of all of ERBA’s rights, title and interest in and to the use of the Name and any stylized logos or marks associated with the Name (the date that such transfer becomes effective, the “Transfer Date”) and (b) such time, if any, as ERBA no longer owns, directly or indirectly, shares of the Company’s common stock representing more than 50% of the issued and outstanding shares of such stock (the “Share Threshold Date”).

Furthermore, ERBA may terminate the License Agreement at any time after the first anniversary of the Effective Date and prior to the earlier of the Transfer Date and the Share Threshold Date: (a) upon providing the Company one hundred eighty (180) days prior written notice of its intent to terminate and the date upon which the License Agreement shall terminate; or (b) upon providing the Company thirty (30) days prior written notice of any breach of the License Agreement by the Company, which breach remains uncured at the end of such thirty (30) day period.

The foregoing description of the License Agreement is only a summary and is qualified in its entirety by reference to the full text of the License Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated into this Item 1.01 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 –	Use of Name License Agreement, effective as of June 15, 2012, by and between ERBA Diagnostics, Inc. (f/k/a IVAX Diagnostics, Inc.) and ERBA Diagnostics Mannheim GmbH

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERBA DIAGNOSTICS, INC.

Dated: June 20, 2012	By:	/s/ Kevin D. Clark
Kevin D. Clark,
Chief Executive Officer,
Chief Operating Officer and
President

EXHIBIT INDEX

Exhibit	Description

10.1	Use of Name License Agreement, effective as of June 15, 2012, by and between ERBA Diagnostics, Inc. (f/k/a IVAX Diagnostics, Inc.) and ERBA Diagnostics Mannheim GmbH